Exhibit 99.1

Sono-Tek Announces Third Quarter Results

(January 12, 2011 – Milton, NY) Sono-Tek Corporation (OTC BB:SOTK) today announced sales of $2,587,818 for the three months ended November 30, 2010, compared to sales of $1,980,321 for the same period last year, an increase of 31% and another record sales level for the Company. For the nine months ended November 30, 2010, the Company’s sales increased to $7,303,606 from $5,128,933 for the same period last year, an increase of 42%. The Company attributed these strong sales increases to the Company’s diversification program. The increases were across the board with sales to electronics companies for fluxing equipment, sales to advanced energy companies for equipment to provide coatings for solar panels and fuel cells, sales to large glass manufacturers for protective coating systems and sales to medical device manufacturing companies requiring high precision coatings on implantable devices. The food segment also showed promise in the recent quarter, with several orders in-house and shipped, involving coatings for baked goods.

As a result of increased sales and carefully managed costs, the Company reported net income of $213,922 for the three months ended November 30, 2010 as compared to $135,233 for the same period last year. For the nine months ended November 30, 2010, the Company reported net income of $434,562 as compared to $6,353 for the same period last year. The strong increase in profitability was a direct result of increased sales coupled with appropriate cost controls as our Company grows.

According to Dr. Christopher L. Coccio, Chairman and CEO, “We are extremely pleased with these record revenues and associated strong profitability. We invested in globalizing the business during the downturn, and now over two-thirds of our sales are due to exports to rapidly growing parts of the world. In addition, the successful product diversification of our proprietary ultrasonic spraying and coating technology into new market niches has played a major role in our organic growth. We recently announced the purchase of the entire industrial park where our business is located, in order to have adequate expansion space for current and longer term staffing and manufacturing requirements. As we look ahead to the end of our fiscal year in February, we anticipate another strong quarter in terms of sales and income. We now expect to finish the year with about $10 million in revenue, which is even more than the $9 million forecast given at the Shareholders Meeting in August, and approximately 38% growth over the last Fiscal Year, with profit growth by a factor of 7-8 times last year’s figures. Furthermore, we are already building backlog for a solid first quarter of the next fiscal year beginning on March 1, 2011.”

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and the ability to achieve expected increased sales volume and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

Unaudited

	Nine Months Ended November 30,		Three Months Ended November 30,
	2010	2009	2010	2009

Net Sales	$7,303,606	$5,128,933	$2,587,818	$1,980,321

Net Income	$434,562	$6,353	$213,922	$135,233

Basic Earnings Per Share	$0.03	$0.00	$0.02	$0.01

Diluted Earnings Per Share	$0.03	$0.00	$0.01	$0.01

Weighted Average Shares - Basic	14,438,398	14,414,889	14,440,192	14,415,214

Weighted Average Shares - Diluted	15,250,807	14,459,671	15,233,760	14,535,372

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com